NAME OF REGISTRANT:
Templeton Growth Fund, Inc.
File No. 811-04892



EXHIBIT ITEM NO. 77(C): MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

Templeton Growth Fund, Inc.

SPECIAL MEETING OF SHAREHOLDERS, MAY 18, 2007 AND RECONVENED ON JUNE 8, 2007 AND JULY 6, 2007 (UNAUDITED)

A Special Meeting of Shareholders of Templeton Growth Fund, Inc. (the "Fund") was held at the Fund's offices, 500 E. Broward Blvd., Fort Lauderdale, Florida on May 18, 2007, and reconvened on June 8, 2007 and July 6, 2007. The purpose of the meeting was to elect Directors of the Fund and to approve amendments to the Fund's Charter. At the meeting, the following persons were elected by the shareholders to serve as Independent Directors of the Fund: Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, David W. Niemiec, Frank A. Olson, Larry D. Thompson, Constantine D. Tseretopoulos and Robert E. Wade. Charles B. Johnson and Gregory E. Johnson were elected by the shareholders to serve as Interested Directors. Shareholders also approved amendments to the Fund's Charter. No other business was transacted at the meeting.

The results of the voting at the meeting are as follows:

Proposal 1. The Election of Directors:

----------------------------------------------------------------------------------------------------------------------
                                                            % OF        % OF                         % OF       % OF
                                                        OUTSTANDING    VOTED                     OUTSTANDING    VOTED
NAME                                       FOR             SHARES      SHARES      WITHHELD         SHARES     SHARES
----------------------------------------------------------------------------------------------------------------------
Harris J. Ashton ..................   744,490,073.243     52.031%     95.021%   39,012,662.856      2.726%      4.979%
Frank J. Crothers .................   743,577,553.313     51.967%     94.904%   39,925,182.786      2.790%      5.096%
Edith E. Holiday ..................   691,081,387.731     48.298%     88.204%   92,421,348.368      6.459%     11.796%
David W. Niemiec ..................   743,502,418.772     51.962%     94.895%   40,000,317.327      2.795%      5.105%
Frank A. Olson ....................   742,785,632.853     51.912%     94.803%   40,717,103.246      2.845%      5.197%
Larry D. Thompson .................   743,342,249.212     51.951%     94.874%   40,160,486.887      2.806%      5.126%
Constantine D. Tseretopoulos ......   745,203,160.048     52.081%     95.112%   38,299,576.051      2.676%      4.888%
Robert E. Wade ....................   744,990,277.514     52.066%     95.085%   38,512,458.585      2.691%      4.915%
Charles B. Johnson ................   743,208,283.809     51.941%     94.857%   40,294,452.290      2.816%      5.143%
Gregory E. Johnson ................   744,902,204.333     52.060%     95.073%   38,600,531.766      2.697%      4.927%

Proposal 2. To Approve Amendments to the Fund's Charter:

------------------------------------------------------------------------------
                                                            % OF        % OF
                                                        OUTSTANDING    VOTED
                                        SHARES VOTED       SHARES      SHARES
------------------------------------------------------------------------------
For ...............................   717,840,315.118        50.168    73.299
Against ...........................    28,080,832.293         1.963     2.867
Abstain ...........................    25,094,651.051         1.754     2.563
Broker Non-Votes ..................   208,315,258.000        14.559    21.271
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TOTAL .............................   979,331,056.462        68.443%   100.00%
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